Exhibit (a)(1)(iii)

MAN LONG SHORT FUND

c/o Man Investments (USA) LLC

452 Fifth Avenue, 25th Floor

New York, New York 10018

THIS IS AN IMPORTANT NOTIFICATION OF THE FUND’S REPURCHASE OFFER AND LIQUIDATION.

August 27, 2012

[SHAREHOLDER NAME/ADDRESS]

Dear [SHAREHOLDER]:

We are writing to inform you of important dates relating to a repurchase offer by man Long Short Fund (the “Fund”). On August 1, 2012, the Board of Trustees of the Fund (the “Board of Trustees”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof. The Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to Shareholders of the Fund (the “Shareholders”) because certain of the Fund’s underlying investments may be subject to liquidity restrictions. Accordingly, it is anticipated that certain of these assets may be held for an extended period, in which case the liquidation of the Fund may correspondingly be delayed.

THE FUND IS MAKING THE TENDER OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. ALTHOUGH THE FUND’S INVESTMENT ADVISER INTENDS TO LIQUIDATE THE UNDERLYING INVESTMENTS AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME. AS A RESULT, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE. IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS. ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES

THEREUNDER. ALTHOUGH THE FUND IS OFFERING TO PURCHASE INTERESTS IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, AS SET OUT IN THE OFFER TO PURCHASE, THE INVESTMENT ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS, AND THE INVESTMENT ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN SHAREHOLDERS OF THE FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS. AS A RESULT, THE REMAINING SHAREHOLDER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

THE BOARD OF TRUSTEES AND THE INVESTMENT MANAGER URGE ALL SHAREHOLDERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH TO WAIT AN INDETERMINATE AMOUNT OF TIME FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The tender offer period will begin on August 27, 2012 and end at 5:00 p.m., Eastern Time, on September 25, 2012. The purpose of the repurchase offer is to provide liquidity to Shareholders, in advance of the Fund’s dissolution. As the Fund expects this to be the final repurchase offer prior to the Fund’s liquidation and dissolution, Shareholders may only tender all or none of their Shares.

To tender your Shares for purchase by the Fund, please complete and return the enclosed Letter of Transmittal by mail or by fax so that it arrives no later than September 25, 2012.

SHAREHOLDERS WHO DO NOT TENDER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

All tenders of Shares must be received by the Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by September 25, 2012.

If you have any questions, please consult your financial intermediary, refer to the attached offer document, which contains additional important information about the repurchase offer, or call (888) 335–1244.

Sincerely,

Jordan Allen

President, Man Long Short Fund